Exhibit 10.27

INTERIM EXECUTIVE OFFICER AGREEMENT

This Interim Executive Officer Agreement (this “Agreement”) is entered into as of November 9, 2015 (the “Effective Date”), between Navigant Consulting, Inc., a Delaware corporation (the “Company”), and Thomas A. Nardi (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its Executive Vice President and Interim Chief Financial Officer upon the terms and subject to the conditions of this Agreement; and

WHEREAS, the Executive desires to be employed by the Company in such position upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company. The term of the Executive’s employment by the Company under this Agreement will begin on November 9, 2015 and will continue until the date on which a new, permanent Chief Financial Officer commences employment with the Company or such later date as the parties mutually agree, unless terminated earlier upon written notice by either party or due to the Executive’s death (the “Employment Term”).

2. Position and Responsibilities. During the Employment Term, the Executive agrees to serve the Company, and the Company shall employ the Executive as its Executive Vice President and Interim Chief Financial Officer; provided, however, that the Executive’s role as Interim Chief Financial Officer shall begin on the earlier to occur of (a) the date on which the Company’s current Chief Financial Officer’s employment with the Company terminates, or (b) November 30, 2015. During the Employment Term, the Executive shall possess such broad powers and perform such duties and functions as are normally incident to the positions of Executive Vice President and Chief Financial Officer with an entity of an equivalent size and nature as the Company.

3. Performance of Duties; Commitment of Time. During the Employment Term, the Executive shall discharge the following obligations:

(a) Except for illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall, subject to Paragraph 3(c) hereof, devote his best efforts and full business time, attention and skills to the business and affairs of the Company and its subsidiaries, affiliates and divisions, as such business and affairs now exist and as they may be hereafter changed or added to.

(b) The Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”) and he shall perform all of his duties in accordance with such reasonable directions, requests, rules and regulations as are specified by the CEO in connection with his employment.

(c) Nothing herein shall preclude the Executive from devoting such reasonable time as required to serve, or to continue to serve, on the boards of directors of, or to hold any other offices or positions in or with respect to, other companies, organizations or entities, provided that (i) the Executive gives prior notice to the Company of such other activities, (ii) such other activities do not violate Paragraph 5 hereof, and (iii) such other activities have no material effect on the time the Executive is required to spend in connection with the services required of his hereunder.

4. Compensation and Benefits.

(a) Base Salary. During the Employment Term, the Executive will receive a base salary, payable bi-weekly or in such other installments as shall be consistent with the Company’s payroll practices, at a rate of $500,000 annually (the “Base Salary”) subject to authorized withholding and other required deductions.

(b) Sign-On Cash Bonus. The Company shall pay the Executive a one-time cash incentive bonus of $100,000, payable with the Executive’s first paycheck issued on or after January 4, 2016 (but in no event later than March 15, 2016) subject to authorized withholding and other required deductions.

(c) Cash Incentive Bonus. For each calendar year during the Employment Term, the Executive shall receive a cash incentive bonus equal to 75% of the Base Salary, prorated based on dividing (i) the number of days the Executive is employed by the Company hereunder during such calendar year by (ii) 365. Such bonus for calendar year 2015 shall be paid no later than March 15, 2016, and such bonus for calendar year 2016 (to the extent the Executive is employed by the Company hereunder during such calendar year) shall be paid within fifteen (15) days following the end of the Employment Term but in any event no later than March 15, 2017, in each case subject to authorized withholding and other required deductions.

(d) Employee Benefits and Perquisites. During the Employment Term, the Executive will be entitled to receive all benefits and perquisites of employment generally available to other members of the Company’s senior executive management team, upon his satisfaction of the eligibility or participation criteria therefore. The Company reserves the right to modify employee benefits and perquisites at its discretion.

(f) Reimbursement of Business Expenses. The Company shall pay or reimburse the Executive, in accordance with its normal policies and practices, for all reasonable business expenses incurred by the Executive in connection with the performance of his obligations hereunder. The Executive shall produce accounts and vouchers or other reasonable evidence of expenses incurred or payments made by the Executive, all in accordance with the Company’s regular procedures in effect from time to time and in form suitable to establish the validity and deductibility of such expenses for tax purposes.

5. Obligations of the Executive During and After Employment.

(a) The Executive acknowledges and agrees that solely by virtue of his employment by, and relationship with, the Company, he will acquire “Confidential Information” (as defined below) as well as special knowledge of the Company’s business and its relationships with its clients and employees, and that, but for his association with the Company, the Executive will not have had access to said Confidential Information or knowledge of said relationships. Both during his employment and thereafter he will not, for any reason whatsoever, use for himself or disclose to any person not employed by the Company any Confidential Information acquired by the Executive during his relationship with the Company, except to the extent that such Confidential Information (i) becomes a matter of public record or is published in a newspaper, magazine or other periodical, or in other media, available to the general public, other than as a result of any act or omission of the Executive, (ii) is required to be disclosed by law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (iii) is required to be disclosed in order to perform properly the Executive’s duties under this Agreement. The Executive further agrees to use Confidential Information solely for the purpose of performing duties with the Company and further agrees not to use Confidential Information for his own private use or commercial purposes. The Executive agrees that “Confidential Information” includes but is not limited to: (1) any financial, engineering, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, organization charts, formulas, business plans, production, purchasing, marketing, pricing, sales, profit, personnel, customer, broker, supplier, or other lists or information of the Company; (2) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, client lists, or documents of the Company; (3) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and (4) any other information, written, oral, or electronic, whether existing now or at some time in the future, and whether pertaining to current or future developments, which pertains to the Company’s affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information does not include information properly in the public domain, or the generalized knowledge, skills and know-how possessed by the Executive, whether as a result of his employment or otherwise.

(b) During the Employment Term, the Executive will not remove from the Company’s premises any documents, records, files, notebooks, correspondence, reports, video or audio recordings, computer printouts, computer programs, computer software, price lists, microfilm, drawings, or other similar documents containing Confidential Information, including copies thereof, whether prepared by him or others, except as his duties under this Agreement shall require, and in such cases, will promptly return such items to the Company. Upon termination of his employment with the Company, all such items including summaries or copies thereof, then in the Executive’s possession, shall be returned to the Company immediately.

(c) All ideas, inventions, designs, processes, discoveries, enhancements, plans, writings, and other developments or improvements (the “Inventions”) conceived by the Executive, alone or with others, during the Employment Term, whether or not during working hours, that are within the scope of the Executive’s business operations or that relate to any of the Company’s work or projects (including any and all inventions based wholly or in part upon ideas conceived during the Executive’s employment with the Company), are the sole and exclusive property of the Company. The Executive further agrees that: (i) he will promptly disclose all Inventions to the Company and hereby assigns to the Company all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (ii) all of the Inventions eligible under the copyright laws are “work made for hire.” At the request of and without charge to the Company and without cost to the Executive, the Executive will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments or other instruments. Notwithstanding the foregoing, pursuant to the Employee Patent Act, Illinois Public Act 83-493, the Company hereby notifies the Executive that the provisions of this subparagraph (c) shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on the Executive’s own time, unless (1) the Invention relates (i) to the business of the Company, or (ii) to actual or demonstrably anticipated research or development of the Company, or (2) the Invention results from any work performed by the Executive for the Company.

(d) All client lists, supplier lists, and client and supplier information are and shall remain the exclusive property of the Company, regardless of whether such information was developed, purchased, acquired, or otherwise obtained by the Company or the Executive. The Executive also agrees to furnish to the Company on demand at any time during his employment, and upon the termination of his employment, any records, notes, computer printouts, computer programs, computer software, price lists, microfilm, or any other documents related to the Company’s business, including originals and copies thereof.

(e) The Executive may become aware of “material” nonpublic information relating to clients whose stock is publicly traded. The Executive acknowledges that he is prohibited by law as well as by Company policy from trading in the shares of such clients while in possession of such information or directly or indirectly disclosing such information to any other persons so that they may trade in these shares. For purposes of this subparagraph (e), “material” information may include any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold the stock of publicly traded clients. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples include a potential business acquisition, internal financial information that departs in any way from what the market would expect, the acquisition or loss of a major contract, or an important financing transaction.

(f) The Executive agrees that in the event of a material breach or threatened material breach of any of the covenants contained in this Paragraph 5, the Company will have the right and remedy to have such covenants specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any material breach of any of the covenants will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

6. Obligations of the Company Upon Termination of Employment. Upon termination of the Executive’s employment with the Company for any reason, the Company shall have no further obligation to the Executive other than the obligation to pay to the Executive (or in the event of the Executive’s death, his estate): (a) his Base Salary through the end of the Employment Term and (b) any other compensation and benefits due to the Executive in accordance with this Agreement (including, without limitation, any unpaid cash incentive bonus pursuant to Paragraph 4(c) hereof) or any other plan or agreement, in each case to the extent theretofore unpaid. Notwithstanding the foregoing, the Executive’s participation (if any) in and rights (if any) under any Company employee benefit plans and programs upon and after the end of the Employment Term will be governed by the terms and conditions of those plans and programs (as in effect or amended from time to time).

7. Federal and State Withholding Taxes. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal and state withholding taxes.

8. Governing Law; Arbitration; Jurisdiction; Attorneys’ Fees. This Agreement is made and entered into and will be governed by and interpreted in accordance with the laws of and before the courts of the State of Illinois. The Company and the Executive agree that any dispute regarding this Agreement that cannot be resolved amicably by the parties, will be submitted to arbitration within sixty (60) days of the date the dispute arose and will be resolved in accordance with Employment Arbitration Rules of the American Arbitration Association then in effect. The arbitrator will be mutually selected by the parties or in the event the parties cannot mutually agree, then appointed by the American Arbitration Association. Any arbitration will be held in Chicago, Illinois and the arbitrator will apply Illinois law. Judgment upon any award rendered by the arbitrator will be final and binding and may be entered in any court of competent jurisdiction. The Company will have the absolute right to seek equitable remedies in any state court of competent jurisdiction in the State of Illinois, County of Cook, or in a United States District Court in the State of Illinois pursuant to Paragraph 5(f) hereof. The parties shall be responsible for their own costs and expenses under this Paragraph 8; provided, however, that all costs, fees and expenses (including reasonable attorneys’ fees associated with such arbitration and court action to enforce judgment upon any award made by an arbitrator) shall be borne by the Company if the Executive prevails.

9. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all previous agreements, written or oral, regarding the subject matter hereof between the parties hereto. Except as otherwise provided for in Paragraph 9(e) hereof, this Agreement shall not be modified or amended, except by a written agreement signed by the parties hereto.

(b) Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by generally recognized overnight courier service or mail: (i) if to the Executive, to the Executive’s address as it appears in the records of the Company, and (ii) if to the Company, to Navigant Consulting, Inc., 30 S. Wacker Drive, Chicago, Illinois 60606, Attention: General Counsel, or (iii) to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.

(c) Indemnification. To the fullest extent permitted by law and in addition to any other rights permitted or granted under the Company’s certificate of formation and operating agreement, each as amended to date, or any agreement or policy of insurance, or by law, the Company shall indemnify the Executive if the Executive is made a party, or threatened to be made a party, to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive is or was an employee, officer or director of the Company or any subsidiary of the Company, in which capacity the Executive is or was serving at the Company’s request, against any and all costs, losses, damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) which may be suffered or incurred by him in connection with any such action, suit or proceeding; provided, however, that there shall be no indemnification in relation to matters as to which the Executive is adjudged to have been guilty of fraud or bad faith or as a result of the Executive’s material breach.

(d) Successors. This Agreement is personal to the Executive and without the prior written consent of the Company it shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable against the Executive’s legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For purposes of this Agreement, the term “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(e) Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision will thereupon be deemed modified only to the extent necessary to render such provision valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement will be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be. Should this Agreement, or any one or more of the provisions hereof, be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, the Agreement or any such provision or provisions will not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

(f) Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, will not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g) Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original and both of which taken together will constitute a single instrument.

(h) The payments to Executive pursuant to this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). Payments with respect to reimbursements of all expenses pursuant to this Agreement shall be made promptly, but in any event on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefit to provided, in any other calendar year and the Executive’s right to such reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

[Signatures appear on next page.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

NAVIGANT CONSULTING, INC.

By:	/s/ Julie M. Howard
Name: Julie M. Howard
Title: Chief Executive Officer

/s/ Thomas A. Nardi
Thomas A. Nardi

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